Net investment income distributions and capital gains distributions are determined in accordance with income tax regulations that may differ from accounting principles generally accepted in the United States of America. A fund is required to make distributions of any income and gains realized in the prior fiscal year. If a fund has a net investment loss or realized losses in the current year, such distributions may be in excess of the Fund's cumulative income and/or gains. However, a distribution in excess of net investment income or a distribution in excess of net realized gain is not a return of capital for tax purposes. These differences are due to differing treatments for items such as deferral of wash sales, foreign currency transactions, net operating losses and capital loss carryovers. Permanent items identified in the period ended September 30, 2015, have been reclassified among the components of net assets as follows:

Undistributed				Undistributed	Paid-In
Net Investment				Net Realized	Capital
Income					Gain/(Loss)

Janus Asia Equity Fund
$(66,801)                               $(28,924)       $95,725

Janus Balanced Fund
$(17,231,500)                           $(33,371,540)   $50,603,040

Janus Contrarian Fund
$(3,018,263)                            $5,818,028      $(2,799,765)

Janus Emerging Markets Fund
$18,731                                	$(18,731)       $0

Janus Enterprise Fund
$(1,830,270)                            $1,830,270      $0

Janus Forty Fund
$6,757,754                              $(42,114,317)    $35,356,563

Janus Fund
$15,642,209                             $(15,642,209)   $0

Janus Global Life Sciences Fund
$65,190                                	$(34,693,794) 	$34,628,604

Janus Global Real Estate Fund
$864,666                               	$(2,989,121)   	$2,124,455

Janus Global Research Fund
$(3,844,522)                           	$3,844,522     	$0

Janus Global Select Fund
$4,245,915                              $(4,245,915)    $0

Janus Global Technology Fund
$(32,727)                              	$(1,520,655)   	$1,553,382

Janus Growth and Income Fund
$(12,001,129)                           $417,794        $11,583,335

Janus International Equity Fund
$11,699                                	$(181,482)     	$169,783

Janus Overseas Fund
$60,510,049                             $(60,510,049)   $0

Janus Preservation Series - Global
$31,508                                	$(98,163)      	$66,655

Janus Preservation Series - Growth
$785,578                               	$(344,532)     	$(441,046)

Janus Research Fund
$(2,038,099)                            $(13,980,683)   $16,018,782

Janus Triton Fund
$4,648,224                             	$(46,110,208)  	$41,461,984

Janus Twenty Fund
$(20,007,051)                           $(7,759,359)    $27,766,410

Janus Venture Fund
$3,734,535                             	$(4,429,365)   	$694,830

Perkins Global Value Fund
$(522,452)                             	$(849,047)     	$1,371,499

Perkins International Value Fund
$(2,189)                               	$2,189         	$0